Exhibit 99.1
February 19, 2008
Dear Shareholders (and friends) of AssuranceAmerica,
As we approach our fifth anniversary as a public Company, we thought it would be helpful to review where we are relative to our desire to increase shareholder value by building an insurance distribution and services Company specializing in the nonstandard auto insurance customer and agent. In doing so, we will touch on our successes, our failures, and our general plans going forward for the next five years!
The challenges our Retail group faced in 2007 were formidable and we continue to work through them. The unaudited results for December show that the Retail Agencies had $9.9 million in revenue as compared to $12.1 million in 2006, and continues to be unprofitable. We have been asked about Retail’s drop in 2007, beginning mid-year. Here is our response, which we don’t hold as an excuse!
•	Approximately 76% of the revenue for the Retail division is in Florida where we believe much of our customer base derives their wages from the construction industry. Since mid 2007, construction has seemingly halted in Florida, and negatively impacted our business there.
•	Confusion about and subsequent elimination of mandatory insurance (PIP) had a significant negative impact. PIP was reinstated on January 1, 2008 and we expect to see a return of much of that premium throughout 2008.
•	Florida has begun to enforce the regulation requiring proof of a Florida state drivers license before issuing automobile tags, and no longer accepts international licenses (or out of state licenses). As you may recall, our acceptance of international licenses was often a competitive advantage for us.
•	We experienced high turnover of Associates in our branches as well as in our management ranks in the retail division causing frequent changes in strategy and direction.
Having outlined the issues above, we are confident that we have learned from the 2007 “challenges” and we are putting this knowledge into action. First, we are pursuing non-auto premium revenue such as renters, home owners, and small commercial in our Florida units. This will give us growth potential which we were not pursuing before. Second, our management ranks have been significantly upgraded, with approximately one-third of the branch management being replaced. Our problems in Florida highlighted the dangers of not having geographical diversity in our retail division. We expect future acquisitions in our retail division to be in states other than Florida to help minimize the impact of regulatory or environmental changes in any particular state. From difficulties come opportunities, and we are optimistic about the improvements we expect to see in 2008.
The Carrier/MGA is performing remarkably well in a “soft market” (price sensitive) with revenues and profitability continuing to grow well ahead of the industry.
AssuranceAmerica’s primary goal is to increase the long-term shareholder value of our Company through growth in revenues and profitability. Since June 30, 2003 to December 31, 2007, we have seen our assets grow from $15.9 million to $125.3 million, and our shareholders surplus increase from $(0.4) million to $15.8 million. Since December 31, 2003 to December 31, 2007, we have seen our annual revenues grow from $17.2 million to $58.4 million; our pretax profit grew from a loss of $1.2 million in 2003 to $0.8 million in 2007. Our “gross premium produced” grew from $67.7 million to $136.5 million.
In 2003, we were doing business in three states through 30 owned offices and 600 independent agents. Today, we are doing business in seven states through 50 owned offices, approximately 2100 independent agents, and a call center. Our policies in force on average have grown from 20,000 to 67,000. We expect to expand into two or three additional states each year for the next several years.

We continue to build our management team which we believe will carry us well into the future. We believe the information technology we utilize is state-of-the-art in our industry and we continue to see it as a competitive advantage both in the wholesale and retail divisions.
Since April 2003, we have made seven acquisitions of various sizes. We are continuously evaluating acquisition opportunities and declining those that do not pass our due diligence process or are too expensive. We expect all acquisitions to be accretive to our shareholders. The integration process of our early acquisitions was not executed well but it has become much better as we have put in place procedures, standards, expectations, and the proper staff to make integration as seamless as possible, a continuing process.
While 2007 was a difficult and challenging year with unacceptable financial results, we are still optimistic and excited about the prospects of AssuranceAmerica going forward: our wholesale division continues to outperform the industry both in growth in revenues and profitability in a very soft market; our retail division’s issues are being addressed aggressively; pricing for acquisitions should become more reasonable allowing for an acceleration of our acquisition program; we continue to diversify both geographically and to a lesser extent through non-risk bearing products and services; and our management team is committed to building shareholder value.
As the remedial steps we have taken with our retail division take effect, we believe our results will improve commensurately. We note with interest that acquisitions in our industry seem to value carriers with owned retail distribution channels more highly than carriers without such distribution channels. We strongly believe that by successfully addressing our agency problems, followed by a further expansion of both divisions of the Company, we are creating value for all our shareholders and rewarding their investment in the Company.
Following is our report for December and year-to-date results.

		December (Unaudited)
		Current Month			Year to Date
		2007	2006	Change	2007	2006	Change
		(In $1,000)%			(In $1,000)%
•	Gross Premiums Produced[1]*	$9,469	$9,082	4%	$136,521	$141,859	(4)%
•	MGA/Carrier Gross Premiums Produced [1,2]	$6,454	$5,168	25%	$97,115	$78,674	23%
•	MGA/Carrier Revenues [2]	$4,223	$3,375	25%	$52,824	$44,075	20%
•	Retail Agencies Gross Premium Produced [1,2]*	$3,989	$4,608	(13)%	$61,498	$77,322	(20)%
•	Retail Agencies Group Revenues [2] *	$626	$723	(13)%	$9,908	$12,143	(18)%
•	Company Revenues*	$4,674	$3,982	17%	$58,378	$53,723	9%
•	Company Pre-Tax Inc (loss) before stock option*	$(9)	$177	(105)%	$1,116	$3,141	(64)%
•	Company Pre-Tax Income*	$70	$55	27%	$782	$2,712	(71)%

[1]	Gross Premiums Produced is a non-GAAP financial metric used as the primary measure of the underlying growth of the company’s revenue stream.

[2]	Before intercompany eliminations

*	Current year financial data includes agency acquisitions that may not be included in prior year data
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We appreciate your continued interest in AssuranceAmerica Corporation.
Sincerely,

/s/ Guy W. Millner	/s/ Lawrence (Bud) Stumbaugh

Guy W. Millner	Lawrence (Bud) Stumbaugh
Chairman	President and Chief Executive Officer
This document is for informational purposes only and is not intended for general distribution. It does not constitute an offer to sell, or a solicitation of an offer to buy securities in AssuranceAmerica Corporation. This document includes statements that may constitute “forward-looking” statements. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.